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                                                                    Exhibit 99.2

                                  PRESS RELEASE

                          SONY PICTURES DIGITAL TO BUY
                    DESKTOP SOFTWARE ASSETS OF SONIC FOUNDRY

CULVER CITY, CA & MADISON, WI - MAY 2, 2003 - Sony Pictures Digital and Sonic Foundry(R), Inc. (NASDAQ:SOFO) announced today Sony Pictures Digital has struck an agreement to purchase all of Sonic Foundry's desktop software products and related assets for $18 million cash and assumption of certain trade payables, accrued liabilities and capital leases associated with the desktop software business. The acquisition of Sonic Foundry's desktop software follows the recent retail release of Sony Pictures Digital's Screenblast(R) Movie Studio(TM) and Screenblast(R) Music Studio(TM) video and music-mixing applications created in conjunction with Sonic Foundry's award-winning software team.

Sale of the desktop software assets includes Sonic Foundry's popular, industry-leading ACID(R), Sound Forge(R) and Vegas(R) series of software products, as well as other related assets. Sony anticipates maintaining the group's Madison, Wis. base. The Board of Directors of Sonic Foundry has approved the transaction and certain shareholders have agreed to vote their shares in favor of the sale. Approval of the agreement may be subject to Sonic Foundry shareholder approval and other various conditions (see details below).

"During the past three years, we have come to recognize and admire Sonic Foundry's engineering expertise and value their software applications. We are excited to integrate this world-class team and their products into our ongoing efforts to produce and deliver the next generation of consumer entertainment services," said Patrick Kennedy, executive vice president of Sony Pictures Digital.

"The sale of our music and video digital software products is a key milestone in Sonic Foundry's history," said Rimas Buinevicius, chairman and CEO of Sonic Foundry. "We

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couldn't pick a better partner than Sony Pictures Digital to carry on the same passion and success we've achieved over the past 12 years," he said. "Consummation of this agreement will give us the cash we need to pay our debt and allow us to focus our attention on writing the next successful chapter of Sonic Foundry's story - rich media - and building upon the early success we've already achieved with our Web presentation solution, Media Site Live(TM)."

Sony Pictures Digital oversees the digital production and online assets of Sony Pictures Entertainment and leads its efforts to develop and provide new forms of online content, games, interactive programming, open-access video-on-demand and wireless entertainment. Screenblast, which first debuted in September 2001, gives the consumer the ability to create, enhance and share their digital videos, music and photos with a combination of a powerful software suite and an easy-to-use online service for sharing and personalizing consumers' media. Screenblast Movie Studio and Screenblast Music Studio software have been available through retail outlets since October 2002.

Sonic Foundry will file a proxy statement shortly with the SEC and mail to investors of record as of April 25 detailing the proposed transaction up for possible approval at its June meeting in Madison, Wis. The company expects to close the transaction within a few days following the shareholder meeting.

The signed agreement marks a major milestone in Sonic Foundry's longer-term strategy to concentrate on markets where rich media solutions are being embraced. The company will use the proceeds to pay off debt and fund its operations for its Web-based rich media communications product, MediaSite Live and related offerings.

About Sony Pictures Digital

Sony Pictures Digital oversees the digital production and online assets of Sony Pictures Entertainment (SPE) and consists of four key operating business units:
Sony Pictures Animation, Sony Pictures Imageworks, Sony Online Entertainment and Sony Pictures Digital Networks which includes SoapCity, Screenblast, Sony Pictures mobile and wireless services, the studio's online promotional arm SPiN, and the UK interactive television service GoPlayTV. By making information and entertainment available

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anywhere, anytime on any connected device, Sony Pictures Digital is exploring new technology that links hardware with software in ways that advance the current boundaries of the entertainment landscape. For more information, please visit www.sonypictures.com.

About Sonic Foundry, Inc.

Founded in 1991, Sonic Foundry (NASDAQ:SOFO) is a leading provider of desktop and enterprise digital media software solutions. Its complete offering of media tools, systems and services provides a single source for creating, managing, analyzing and enhancing media for government, business, education and entertainment.

Sonic Foundry is based in Madison, Wis., with offices in Santa Monica, Toronto and Pittsburgh. For more information about Sonic Foundry, visit the Company's Web site at www.sonicfoundry.com

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Contacts for Sonic Foundry:
Press:
Terri Douglas
Catapult PR-IR
(303) 581-7760, ext. 18
tdouglas@catapultpr-ir.com

Investor:
Richard Cooper/Rob Schatz
Strategic Growth International
(516) 829-7111
sgi@netmonger.net
Contacts for Sony Pictures Digital:
Don Levy
310-840-7315
dlevy@sonypictures.com


Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new

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competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

This news release does not constitute an offer to sell or the solicitation of an offer to buy our securities, nor will there be any sale of our securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.